Exhibit 21
DEVON ENERGY CORPORATION
Significant Subsidiaries
1.	Devon Energy Corporation (Oklahoma), an Oklahoma corporation

2.	Devon Energy Production Company, L.P., an Oklahoma limited partnership

3.	Devon Energy Caspian Corporation, a British Virgin Island company

4.	Devon Energy do Brasil Ltda., a Brazilian limited liability company

5.	Devon Gas Services, L.P., a Delaware limited partnership

6.	Devon OEI Holdings, Inc., a Delaware corporation

7.	Devon OEI, L.L.C., a Delaware limited liability company

8.	Devon OEI Operating, L.L.C., a Delaware limited liability company

9.	Devon Western Company, Inc., a Delaware corporation

10.	Devon Canada Corporation, a Nova Scotia corporation

11.	Devon Canada, a general partnership registered in Alberta

12.	Devon ARL Corporation, a Nova Scotia corporation

13.	Devon Operating Company Ltd., an Alberta corporation

14.	Devon Canada Holdings LP, an Alberta limited partnership

15.	Devon AXL, a general partnership registered in Alberta

16.	Northstar Energy Corporation, a Nova Scotia corporation

17.	Devon Financing Corporation, U.L.C., a Nova Scotia unlimited liability company